EXHIBIT 23.2 Consent of Weinberg & Company


We hereby consent to the use in the Form SB-2 Registration Statement, as amended, of Clip 'N Pierce Fashions, Inc., our report as of December 31, 1999, dated January 25, 2000 (except for Note 3 as to which the date is February 28, 2000) relating to the balance sheet as of December 31, 1999 and the related statements of operations, changes in stockholders' equity, and cash flows for the period from April 14, 1999 (inception) to December 31, 1999 of Clip 'N Pierce Fashions, Inc. which appear in such Form SB-2, as amended, and to the reference to our Firm under the heading "Experts" in the prospectus.


                              WEINBERG & COMPANY
                              ------------------
                              WEINBERG & COMPANY, P.A.
                              Certified Public Accountants



Boca Raton, Florida
January 19, 2001